2909 Hillcroft, Suite 420

Houston, TX  77057

713-467-2222

January 7, 2016

NEWS RELEASE

Press Contacts:

Rhonda Little
Sales and Marketing Coordinator
Phone: 800-880-2212
Email: rlittle@hartmaninvestment.com

Hartman Announces Regional Sales Director Appointment

Hartman Income REIT Management, Inc. is proud to announce the appointment of Travis Hamlin as its Regional Sales Director for its Western Region, where he will be responsible for sales of Hartman investment programs in all western states except California.

Before joining Hartman, Mr. Hamlin served for five years at Cole Capital where he held multiple distribution positions, ultimately that of Senior Vice President of Sales and External Wholesaler. Travis brings to Hartman more than thirteen years of financial product sales and sales management experience, in addition to a comprehensive list of relationships within the independent broker dealer distribution channel.

“Travis’ extensive experience, especially during his tenure at Cole Capital where he helped launch six multi-billion-dollar non-traded REIT offerings and personally raised over $800 million in equity, will enhance our distribution team’s efforts and materially contribute to our continued success in 2016 and beyond,” said Rick Vitale, President of Hartman Advisors, LLC.

Al Hartman, CEO, added, “Travis’ experience, including four liquidity events as well as the transition of a company to a public listing on the NYSE, makes him a valuable asset to Hartman given our plans to close our Hartman Short Term Income Properties XX, Inc. offering by March 31, 2016 and move toward our goal of a potential listing/IPO event. We are thrilled to have him join our talented and expanding distribution team.”

Mr. Hamlin commented, "I'm very excited to join Hartman and its distribution team.  Hartman has an enviable track record and an important value-add real estate investment strategy that meets the needs of many investors in today's market environment.  In addition, Hartman’s experienced management team works with integrity, has great vision, and puts the investor first. I'm looking forward to growing the Hartman brand, growing along with the company, and taking our business to new heights in the years to come." Travis can be reached directly at 1-832-571-7132, and via email at Thamlin@hartmaninvestment.com.

Hartman Income REIT Management, Inc. was founded by long-time industry veteran Al Hartman, and through its affiliates has acquired and managed more than 90 commercial real estate properties valued at approximately $500,000,000 located primarily in major metropolitan markets throughout Texas. Its current offering, Hartman Short Term Income Properties XX, Inc. (“Hartman XX”), is a $200,000,000 publicly registered, non-traded REIT offering being distributed nationwide through FINRA member BD firms and their representatives, as well as registered investment advisors.

Any of the above events related to a potential listing/IPO event would be heavily dependent on market conditions and other matters not under the control of the Sponsor or Hartman XX, including, but not limited to, the approval of the boards and shareholders of all relevant entities. As such, the timing of such an event is impossible to predict with certainty. At this time the Hartman XX Board of Directors has not yet determined that a merger, listing of the shares, and/or an underwritten offering are the most suitable events to pursue for the benefit of the shareholders. There are no assurances a merger or liquidity event will occur or even that such an option will be approved by the Hartman XX Board of Directors or presented to the shareholders for approval.

About Hartman Short Term Income Properties XX, Inc.

Hartman Short Term Income Properties XX, Inc. is a Texas-centric REIT which owns fifteen properties located in Dallas/Ft. Worth, Houston, and San Antonio. For additional information about Hartman XX, please visit www.HartmanREITs.com or call Rick Vitale, CFA at 651-491-3693.

This  material  contains  forward-looking  statements regarding the business  and financial outlook  of Hartman XX and its advisor that are based on  management's current expectations, estimates, forecasts and  projections and are not  guarantees  of future performance. Actual results may differ materially  from  those  expressed  in these statements,  and  you  should  not place undue  reliance  on any such  statements. A number of important factors could cause actual results to differ from the statements contained in this material.  Forward-looking statements speak only as of the date on which such statements were made and we undertake no obligation to update any such statements that may become untrue as a result of subsequent events.

THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES.

Securities offered through D. H. Hill Securities, LLLP, Member FINRA/SIPC, 1543 Green Oak Place, Ste. 100, Kingwood, TX  77339. (832) 644-1852.